Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Brian Blackman
	(212) 886-9332	(800) 318-0047

Caesars Entertainment Appoints Chief Restructuring Officer

LAS VEGAS, May 6, 2016 – Caesars Entertainment Corporation (Nasdaq: CZR) (“Caesars Entertainment” or “the Company”) today announced that its Board has appointed the Honorable Robert E. Gerber as Chief Restructuring Officer. The appointment came at the recommendation of Caesars Entertainment’s independent director committee, the Strategic Alternatives Committee. Judge Gerber will report to this Committee and help it carry out its responsibilities, including advising on a potential restructuring of Caesars Entertainment if the Company cannot resolve its differences with Caesars Entertainment Operating Company, Inc. (“CEOC”) and its creditors with regard to CEOC’s restructuring and related litigation against Caesars Entertainment, or if other factors make a potential restructuring of Caesars Entertainment advisable.

“Caesars Entertainment has offered substantial value to CEOC in an effort to end the protracted and expensive bankruptcy proceedings of CEOC,” said Fred Kleisner, Chairman of the Strategic Alternatives Committee. “Despite a proposal that would provide CEOC and its creditors with value that Caesars Entertainment believes would be more than sufficient to address the findings of the Examiner, as well as settle the ongoing guarantee litigation pending against the Company, there remains disagreement between the parties, over how to quantify and allocate this value.”

Caesars Entertainment believes that Judge Gerber will be instrumental in assisting the Strategic Alternatives Committee in its efforts. Judge Gerber has extensive experience with large and complex bankruptcy proceedings. He was a United States Bankruptcy Judge for the Southern District of New York for more than 15 years, presiding over a wide variety of complex Chapter 11, Chapter 15, Section 304 and SIPA cases — including 10 with over $1 billion in debt. Judge Gerber was named as one of the nation’s outstanding bankruptcy judges six times. Prior to that, he practiced with Fried, Frank, Harris, Shriver & Jacobson in New York, specializing in securities and commercial litigation and, thereafter, bankruptcy litigation and counseling.

Caesars Entertainment’s Strategic Alternatives Committee is presently comprised of three independent directors, is advised by its own legal and financial advisors and is charged with exploring, evaluating and reviewing potential strategic alternatives and contingency planning for Caesars Entertainment as it relates to the ongoing bankruptcy proceedings of CEOC and the related litigation pending against Caesars

Entertainment. The Committee also oversees the Company’s involvement in CEOC’s bankruptcy proceedings.

Since the commencement of CEOC’s bankruptcy, Caesars Entertainment and its affiliates have spent in excess of $345 million on legal and professional fees associated with the restructuring. In its first-quarter earnings report Thursday, in which management announced record operating results, Caesars Entertainment noted that while the cash forecast at the Company currently contemplates liquidity to be sufficient through the end of the year, Caesars Entertainment’s cash balance will be consumed by expenses associated with the CEOC restructuring unless it identifies additional sources of liquidity to meet ongoing obligations as well as to meet its commitments to support the CEOC restructuring. As noted in the earnings report, if Caesars Entertainment is unable to obtain additional sources of cash when needed, in the event of a material adverse ruling on one or all of our ongoing litigation matters, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to Caesars Entertainment, it is likely that Caesars Entertainment would seek reorganization under Chapter 11 of the Bankruptcy Code.

About Caesars Entertainment Corporation
Caesars Entertainment Corporation (“CEC”) is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company's affiliated resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. CEC's portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Statement

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as , “likely” , and “forecast” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions that may be taken by CEC and the sufficiency of CEC’s cash balances for the remainder of 2016. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange: CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary, CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast and risk associated with the CEOC restructuring and related litigation.